Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-65884 of Heritage Commerce Corp on Form S-8 and in Registration Statement of No. 333-40384 of Heritage Commerce Corp on Form S-4 of our report dated February 20, 2004, appearing in this Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

San Jose, California
March 11, 2003